ALL ABOARD FLORIDA
2855 Le Jeune Road | 4th Floor
Coral Gables, FL 33134
T: 305.520.2300 | allaboardflorida.com

September 21, 2016

Mr. Patrick Goddard

Dear Patrick:

We are pleased to offer you the opportunity to join All Aboard Florida/Brightline ("AAF"), a division of Florida East Coast Industries, LLC ("FECI") in the position of Executive Vice President of Operations. This letter will confirm the key terms of your employment.

The following are the key terms of employment:

- POSITION TITLE: Executive Vice President of Brightline Operations
- REPORTS TO: Mike Reininger – President
- CURRENT LOCATION: Coral Gables, Florida
- POSITION CLASSIFICATION: Exempt
- EMPLOYMENT START DATE: Tentatively October 3, 2016
- COMPENSATION:
  - BASE SALARY - You shall receive semi-monthly installments of $11,458.34, which is equivalent to $275,000 on an annual basis ("Base Salary"), subject to deductions for applicable taxes and withholdings.
  - ANNUAL BONUS POTENTIAL – Target Bonus Potential is 75% of annual base salary.
    - Beginning in fiscal year 2016, you shall be eligible to receive a performance bonus ("Annual Bonus") in respect of each calendar year in which you are employed hereunder, based upon the achievement of performance targets established in the sole discretion of FECI.
    - For 2016, you shall be guaranteed to receive an Annual Bonus in the amount of $25,000.
      - This Bonus, will be paid in accordance with (and at such time as) the usual bonus payroll practices of FECI in effect at such time, but no later than March 15th of 2017.
    - For 2017, you shall be guaranteed to receive an Annual Bonus in the amount of $137,500.
      - This Bonus, will be paid in accordance with (and at such time as) the usual bonus payroll practices of FECI in effect at such time, but no later than March 15th of 2018.
    - In order to be eligible to receive payment of an Annual Bonus, you must be an active employee at, and not have given or received notice of termination, resignation or retirement of employment prior to the time of payment of such Annual Bonus, which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of FECI in effect at such time, but no later than March 15th of the year following the year to which the Annual Bonus relates
- RESTRICTED EQUITY GRANT:
  - You shall be granted restricted equity interests (the "RSUs") with a total fair market value equivalent to $250,000 upon the establishment of an Equity Plan for Brightline subject to all terms and conditions to be set forth in a RSU award agreement. (Actual number of shares & unit price have yet to be determined).
- VESTING OF RESTRICTED EQUITY INTERESTS GRANT:
  - Upon the establishment of the Equity Plan, you will receive a Restricted Equity Interests Award Agreement, which shall provide for the granting of such initial Restricted Equity Interests, which shall vest in equal installments of one-third per annum on the anniversary date of your employment in years 2017, 2018, and 2019 and contain reasonable restrictive covenants, including but not limited to non-compete/non-solicitation covenants.
- TERMINATION OF EMPLOYMENT PROVISIONS:
  - If FECI terminates your employment without Cause (Exhibit A), a cash severance will be paid in the amount indicated below upon execution and continuing compliance of a waiver and general release in form and substance acceptable to FECI including but not limited to non-compete/non-solicitation covenants. The non-compete covenant will be limited to the segments of the industries that would be considered direct competition to the operations of Brightline and FECI.
    - If termination occurs during zero (0) through twelve (12) months of employment, you will received six (6) months of annual base salary.

- If termination occurs in months thirteen (13) through eighteen (18) of employment, you will received three (3) months of annual base salary.
- Cash Severance will be paid less applicable taxes and withholdings in accordance with the provision of the general release either in one (1) lump sum payment or in equal semi-monthly payments.

- CONFIDENTIALITY:
  - You agree that during the period of your employment with FECI, AAF or any of its subsidiaries and thereafter, you will hold and keep confidential all secret and confidential information, knowledge or data relating to FECI, AAF and affiliates, and their respective businesses, including any confidential information as to customers of FECI and its affiliates (i) obtained by you during employment by FECI, AAF or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. You shall not, without prior written consent of FECI, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than FECI and those designated by it. In the event you are compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, you will promptly notify FECI of any such order and will cooperate fully with FECI in protecting such information to the extent possible under applicable law. Upon termination of employment with FECI, AAF and its affiliates, or at any time as FECI may request, you will promptly deliver to FECI, as requested, all documents (whether prepared by FECI, an affiliate, you or a third party) relating to FECI, an affiliate or any of their businesses or property which you may possess or have under your direction or control other than documents provided to you as a participant in any employee benefit plan, policy or program of FECI or any agreement by and between you and FECI or any of its affiliates with regard to your employment or severance.
- WELFARE BENEFITS:
  - 20 Days PTO per year
  - Eligibility for coverage under FECI's group benefit plans (i.e., Contributory Medical, Dental, Vision, and Life plans) effective the first of the month following 30 days of employment - November 1, 2016. A change in your start date may affect your benefits eligibility date.
  - Participation in 401(k), STD & LTD plans beginning upon completion of 90 days of employment.
    - The 401(k) plan has a Company match of a dollar for dollar on the first $1,200 of contribution, then a $0.25 match per $1 thereafter.
  - FECI reserves the right to amend, modify or terminate (in whole or in part) any of our benefit programs at any time.
- OFFER CONTINGENT UPON:
  - Satisfactory results of all pre-employment screening including employment history confirmation and drug testing.
  - Completion of Employment Verification Form I-9 and presentation of proof of identity and employment eligibility, upon commencement of employment.

Patrick, we look forward to you joining our team and to a mutually rewarding experience. Should you have further questions regarding this offer, please feel free to contact me at (305) 520-2339. If you find this offer acceptable, please acknowledge your acceptance by signing below and returning the full document to me or our Human Resources Department via email to Beth.Foster@gobrightline.com or fax at (305) 520-2469.

Sincerely,

Mike Reininger
President

PLEASE READ CAREFULLY AND SIGN BELOW

My signature below indicates that I accept this offer of employment, conditioned upon the terms discussed above. I understand that All Aboard Florida/Brightline, a wholly owned division of Florida East Coast Industries, LLC ("FECI") is a drug-free workplace. I further understand that this offer of employment is contingent upon satisfactory results of all pre-employment screening including but not limited to reference & background checks and drug test and should I fail to satisfy these requirements, the offer will be withdrawn and/or I will be immediately released. I acknowledge that my employment with AAF/FECI will be on an at-will basis. I understand that my employment is also subject to the terms of this conditional offer, the terms of which supersedes any prior representations or promises made to me, whether expressed orally or in writing.

PATRICK GODDARD

DATE 9/21/16.

Exhibit A - Definitions:

For the purpose of this letter, "Cause" shall mean the following, as determined in the Company's sole discretion: (i) your commission of any act that could reasonably be expected to injure the reputation, business, or business relationships of the Company, or a subsidiary of affiliate; (ii) your failure to comply with any lawful job-related directive from the Company's President, CEO, or Executive Team relating to your duties and responsibilities hereunder; (iii) your failure, negligence, or refusal to perform your duties in a satisfactory manner; (iv) your dishonesty, breach of trust, unethical business conduct, or other acts that materially and adversely affect the Company, unless such acts were undertaken at the direction of the Company's President or CEO; (v) a violation of the Company's policies and practices which a reasonable employer would deem to justify immediate termination; (vi) your arrest for a felony (excluding DUI), plea of no contest, or conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vii) your unreasonable failure to cooperate in an internal investigation; (viii) violation of your common law duty of loyalty to the Company; (ix) your misconduct or gross neglect that causes material harm to the Company; (x) your embezzlement, misappropriation, or fraud affecting the Company; (xi) violation of the Company's drug-free workplace policy; (xii) your unauthorized disclosure of the Company's confidential information; (xiii) violation of a law or regulation on Company property or while conducting Company business; or (xiv) your excessive absenteeism or tardiness after written notice and failure to cure (not including absences or tardiness that occur as part of an authorized leave under the Company's Family and Medical Leave Act Policy or as a result of an accommodation for a disability under the Americans with Disabilities Act). If there is a dispute as to whether "Cause" exists, such dispute shall be subject to final and binding arbitration under the auspices of the American Arbitration Association in Miami-Dade County, Florida in accordance with the Employment Arbitration Rules and Mediation Procedures.